Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 15, 2019, relating to (1) the 2018 financial statements of Enphase Energy, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s adoption of a new accounting standard), and (2) the effectiveness of the Enphase Energy Inc.’s internal control over financial reporting for the year ended December 31, 2018 appearing in the Annual Report on Form 10-K of Enphase Energy, Inc. for the year ended December 31, 2018.

/s/ DELOITTE & TOUCHE LLP
San Francisco, California

March 15, 2019